Exhibit 99.2
TRANS1 INC (TSON)
Q2 2009 Earnings Call
04:30 PM July 30, 2009 ET
Operator: Good day, and welcome to the TranS1 Incorporated Second Quarter 2009 Conference Call.
Today’s conference is being recorded. At this time, I’d like to turn the conference over to Mr. Mark Klausner, please go ahead, sir.
Mark Klausner, Investor Relations
Thank you, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall, and the company’s Chief Financial Officer, Mike Luetkemeyer. If you do not have a copy of our press release, you can find it in the Investor Relations section of our website www.trans1.com.
Before we begin, I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available later today on our website, and will be available for at least 30 days following the call. I would also like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Richard D. Randall, President, Chief Executive Officer and Director
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s second quarter 2009 results. On today’s call, I will discuss some of the key highlights of the quarter, and Mike will provide you with the details of our financial results and our updated 2009 guidance. I then would like to share with you some additional perspective on the key operating trends in our business, after which we will take your calls, your questions.
Worldwide, 796 TranS1 procedures were performed and we generated $7.9 million in revenue during the second quarter. As we previously announced, as a result of a challenging reimbursement environment, these numbers were short of our expectations and guidance for the quarter. Despite this, our numbers do reflect the significant increases from the comparable a period a year ago.
We continued to make good progress operationally in the first quarter. Our direct sales force continued to mature. We ended the quarter with 68 direct reps in the field and these reps had, on average, approximately 11 months on the job.
We continued to have good success with our two-level fusion product. 26% of our procedures in the quarter were two-level cases, up from 22% in the prior quarter. We remain encouraged by the early adoption, clinical results and surgeon interest.
We continued investment in our targeted surgeon education programs, hosting three regional Association of Pre-Sacral Spine Surgeons events in the quarter. We trained 70 physicians in the United States during the quarter and have continued to make progress in developing effective training programs to convert spine surgeons to users of our products.

Additionally, as of quarter-end, we had trained a total of 244 of our existing surgeon users on the two-level procedure.
TranS1 was visible at two major medical meetings, SAS and IMAST. We also continued to make progress in developing the supporting clinical evidence to proactively work with the commercial payers to prospectively cover our physician reimbursement.
And lastly, we continued clinical trials of our next generation PNR product in Europe and our device has been successfully implanted in 15 patients to date.
I would now like to turn the call over to Mike to review our financial results. Mike?
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick. In the second quarter of 2009, we generated revenue of $7.9 million. As we previously announced, this was lower than our second quarter guidance of $8.7 to $9 million and down sequentially by $800,000 from the $8.7 million generated in the first quarter of 2009.
However, it does represent a 33% increase over the $6 million of revenue generated in the second quarter of 2008. As we discussed on our July 9th call, revenue was negatively affected primarily by lower than expected U.S. case volume from established customers as a result of increased concerns and confusion in the marketplace surrounding AxiaLIF reimbursement.
For the second quarter of 2009 we generated 93% of our revenue, or $7.4 million, in the United States. In the comparable period in 2008, we generated 89%, or $5.3 million, of our revenue in United States. During the second quarter of 2009, 671 procedures were performed in the United States utilizing TranS1 products. This represents a 24% increase over the 541 procedures performed in the second quarter of 2008, and a decrease of 80 procedures, or 11%, from the 751 procedures performed in the first quarter of 2009. Our average selling price in the United States for the second quarter of 2009, excluding standalone sales of our percutaneous facet screw system, was $10,700. This represents an increase of $1,200 over the comparable quarter of last year and an increase of $100 over the first quarter of 2009.
The increase in average selling price has primarily been driven by the traction of our AxiaLIF 2 Level product, which was introduced with the limited market release in the second quarter of 2008 followed by a full market release in the fourth quarter of 2008.
For the second quarter of 2009, 199 of the 671 AxiaLIF procedures performed in the United States, or about 30%, were AxiaLIF 360 procedures and 175, or about 26%, were AxiaLIF two level procedures. For the second quarter of 2009, we generated revenue of $211,000 from the stand-alone sales of our percutaneous facet screw system, compared with $175,000 for the second quarter of 2008. Gross margin was 80.9% for the second quarter of 2009, consistent with the second quarter of 2008.
Turning to expenses, total operating expenses for the second quarter of 2009 were $13.3 million, an increase of $2.5 million from $10.8 million for the second quarter of 2008. The increase in operating expenses was primarily the result of higher sales and marketing costs of $1.7 million, due to the continued expansion of our direct sales force and increased commissions as a result of increased sales, and higher research and development costs of $1.1 million due to the acquisition of the rights to develop promising technology for future use.
Other and interest income, which primarily consists of interest income, was $111,000 in the second quarter of 2009. This compares to $688,000 in the second quarter of 2008. The significant decrease in the second quarter other and interest income was primarily the result of rapidly falling interest rates and the very conservative and liquid nature of our investment portfolio.

Our GAAP net loss for the second quarter was $6.8 million or $0.33 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $943,000 in the quarter, our net loss was $5.8 million, or $0.28 per share. This compares to our previously issued guidance for the second quarter on a GAAP basis of a loss of $0.33 to $0.35 per share, and on a non-GAAP basis of a loss of $0.28 to $0.30 per share.
At the end of the quarter, we had $66.5 million in cash, cash equivalents and short-term investments with no debt. Our operating cash burn for the second quarter, defined as cash used in operating activities and investment in fixed assets was $5.6 million.
With regard to guidance, we anticipate revenue for the third quarter to be in the range of $7.4 to $7.9 million. And based on estimated shares outstanding for the quarter of approximately 20.6 million, the GAAP loss per share to be in the range of $0.34 to $0.36, and the non-GAAP loss per share to be in the range of $0.29 to $0.31.
For total year 2009, we now anticipate revenue to be in the range of $32 to $33 million and based on estimated shares outstanding for the year of approximately 20.6 million, the GAAP loss per share to be in the range of $1.26 to $1.29 and the non-GAAP loss per share to be in the range of $1.09 to $1.12.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks, Mike. Before we open the call up for questions, I’d like to spend a few minutes providing some details on the current reimbursement landscape and the key operating trends from the quarter.
We spend a lot of time discussing reimbursement on our July 9, conference call. But I want to summarize some of our observations for those of you who may have missed that call. As Mike highlighted in the financial review, our revenue this quarter was negatively affected primarily by lower than expected case volume from established customers as a result of increased concerns and confusion in the marketplace surrounding axillary reimbursement. Based on the detailed analysis of case volumes by our sales management, we have identified approximately 100 cases or approximately $1 million in revenue it was lost as a direct result of reimbursement.
To be clear there is not and has never been any question about the DRG codes that hospitals use to get payment for our procedure. The complication in reimbursement for our procedure has centered around, the CPT codes that the physician uses to get paid for performing the axillary surgery.
When a surgeon performs any fusion procedure they will bill for a number of different codes that each represent a portion of the work being done. These codes typically include access to the spine, discectomy, interbody implantation, bone grafting, decompression posterior fusion and posterior instrumentation. The category-three code for our product covers access to the spine percutaneous discectomy and implantation of our rod implant. This code represents a portion of the total physician fee received which varies depending on the particular fusion procedure being performed by the surgeon.
Towards the end of the first quarter a few of our surgeons spoke publicly about perceived challenges that they were having getting paid for our procedure. In addition some of our competitors sales people in reimbursement specialists raise questions with some of our key customers about the ability to be reimbursed for our procedure given the change to a category three code.
Both of these factors dramatically increase the confusion in the marketplace around reimbursement for our procedure. As we discussed on our last call we have already made a significant investment in the infrastructure to support reimbursement. We’ve had a reimbursement call center up and running for over a year to help our customers with any questions they may have. We also have a director of reimbursement and two reimbursement specialists in the field who are working individually with customers to work through reimbursement challenges. We remain convinced that reimbursement, while challenging is not an insurmountable problem for the continued adoption of our procedure. Having said that, questions about reimbursement will not be resolved overnight. We remain focused on education and training initiatives in the short term that the hope, that we hope will address the concerns and confusion in the market.
Longer term, we are continuing to build the body of clinical evidence surrounding our procedure that will ultimately allow us to seek a category 1 code as well as obtain favorable policy coverage decision at the commercial payer loan.
While it is still too early to determine the long term impact if any that the reimbursement challenges will have on our adoption rate, we are doing everything possible in the field to educate our surging customers and prospects on the facts on reimbursement for our procedure. We believe that when they understand that if coded correctly, even if the T code is denied, they will be reimbursed a high percentage of what they were paid for our procedure before the category 3 code was introduced and that reimbursement will be less of an issue for adoption or continued usage. Further, we remain convinced that the key advantages for our procedure including a favorable safety profile, robust clinical results reduced OR time and faster recovery for patients who ultimately make this a successful procedure in the market.
Turning now to other operational matters. We added three new reps in the quarter and end of the quarter with 68 direct reps in the field. These reps had on average approximately 11 months on the job. As we progress through 2009, we will continue to expand our direct sales prudently based on market conditions. We had previously communicated a goal to have 80 direct reps in the field by the end of the calendar year, given the more challenging reimbursement environment we may slow the rate of growth most modestly to ensure that we are providing all necessary support to our current reps in the field. Thus, while we still intend to get 80 reps over time, we may not be at that number by year end.
As we expand our direct sales efforts, we will continue to employ our DSM model where appropriate. You may recall that this is a model where we make one of our most experienced reps in an established territory district sales manager and hire new reps to support him in his efforts.
We have good initial success in this model, as we can leverage a successful reps time effectively and provide new reps with great on the job training. Additionally, we still intend to add clinical support specialist where appropriate to assist our direct reps with case coverage.
Turning to surgeon training and education, I am pleased to report that we hosted an additional three regional association of pre-sacral spine surgeon events in the second quarter in Illinois, North Carolina and Texas. While we have always discussed reimbursement in these events, we have modified the contents slightly to ensure that both existing and prospective surgeons are well educated on the topic. The turnout for these events has remained strong and we are encouraged by the follow through we are seeing in the market. We intend to host the second annual national APSS in October.
Along with the events like APSS, we trained 70 new physicians in the United States during the quarter on our products. We also trained additional surgeons on the two-level procedure bringing the total trained to 244. As of the end of the quarter, 59% of the surgeons who have been trained on the two level procedure had already completed their first case.
We are continuing to see the AxiaLIF procedure discussed at major medical meetings. One, of the big topics at the SAS meeting in London in May, was minimally invasive surgery, which continues to gain momentum in the marketplace. Specifically our AxiaLIF procedure was featured in two oral presentations and four poster presentations.
One presentation compared AxiaLIF with TLIF and PLIF and concluded that while clinical and radiographic result were similar operating time, blood loss and length of stay were much lower using the AxiaLIF procedure.

Another study evaluated adjacent level disease in AxiaLIF, TLIF and PLIF and concluded that because the AxiaLIF procedure retains the surrounding tissue the set joints and annulus it provides better biomechanical stability, which should lead to less adjacent level disease.
Additionally at the IMAST meeting in Vienna, we had several well attended workshop. Dr. Blake Rodgers described how we utilizes AxiaLIF in spinal instability cases, specifically he discussed how effective AxiaLIF is in providing durable spinal fixation given the unique biomechanical characteristics of the procedure.
Secondly, a workshop moderated by Dr. Neel Anand featuring Dr. Boachie from HSS in New York, discuss their success in utilizing AxiaLIF in the treatment of complex cases such as scoliosis or adult deformity.
In the case of adult deformity, the surgeon is typically performing a long construct fusion, which in effect creates a lever arm and puts significant pressure on the base of the spine.
In the case scoliosis patients many were fused when they were young and as they have aged they have experienced the breakdown in the L4/L5/S1 region.
The clinical work performed over the last three years indicates that AxiaLIF provides a unique solution to an unmet clinical need. In these complex cases, rigid fixation at the base of the spine is particularly important and our AxiaLIF rod is proving capable of providing a stable base on which to fuse multiple higher levels.
Additionally, in the case of scoliosis revisions, the fact that we can access the base of the spine through a non-traditional access route makes the revision surgery much less traumatic on the patient. We believe that the reception at IMAST indicates a real potential market opportunity and have consequently directed our sales force to target complex spine surgeons in addition to the surgeons who focus on degenerative disc disease.
Finally, the Phase I Single Center Feasibility study of our next generation PNR product in Europe continues to progress nicely, and our surgeon investigator has implanted devices in 15 patients to date. We are expanding this trial to two new centers and plan to treat 15 additional patients, which will bring the total treated to 30. This would lead to a pivotal study in Europe which is targeted to begin in late 2009. We continue to expect that we will receive CE Mark for the PNR in 2010. We have submitted materials to the FDA to request a pre-IDE meeting as we seek to expand our trial into the U.S. I look forward to updating you on our progress as we move this product through trials.
With that, I’d like to open up the call for questions.
Operator: Thank you.
[Operator Instructions] And we’ll pause for just a moment. [Operator Instructions] And we’ll go to Matt Miksic with Piper Jaffray.
Q — Matt Miksic
Hey. Good afternoon. Thanks for taking our questions.
A — Richard Randall
Hi, Matt.

Q — Matt Miksic
For a minute my keypad wasn’t working there. So I wanted to just ask you, Rick, about, maybe if you could — I think, you talked a little bit about this what you’ve done to remedy the situation in Q2, but what have you seen since June, maybe through the end of June as you’re now almost to the end July in terms of question or problems, maybe talking specifically first about the folks who — where you saw the weakness in these high-volume surgeons who did sort of slow down?
A — Richard Randall
Sure, Matt. As you know we discussed, we put a strategy together kind of a near-term and long-term strategy to address the situation. And what we’ve seen is with surgeons who had the problem early on, a number of them who kind of fell off had come back on, maybe not fully. But they’ve come back on and treated patients. We have obviously educated the — all of these folks on not only how to code the product, but also how to pre-authorize on the surgery. A number of our users, when they heard concerns about the category 3 code, were pre-authorizing with the insurance companies leading with the category 3 code, which was the problem.
So first and foremost, when we made that change and we properly pre-authorized the operation, that the operation wasn’t denied. Then that leads to coding and since we’ve put in place the coding mechanism, educating the surgeons and the coders on the proper coding, we’ve been able to see a higher level. First of all, you know we’re treating more patients. We’re able to see a higher level of patients that have been reimbursed at a higher level.
And then we now enter into, if there is a denial of any significance, if the surgeon’s willing and able we then enter into an appeal of the denial. So that’s where we’re at right now. We basically have a four-part coding strategy and it’s important to remind everyone that about 90% of our cases are private insurance cases, not Medicare.
And that again, the category 3 code is a Medicare nomenclature that affects the private payer only in that they often see experimental-type devices coded as a category 3 code. So if they see that, they may deny based on the fear that it’s experimental. So what we’ve been doing is providing this education, surgeon encoders, eliminating the pre-authorization denials. When we do see denials — in some cases they go right through with no denials. In some cases, there is a denial on the category 3 code, but because the other codes are properly positioned, the pay is in the 90 to 100% range of what they were getting.
So there’s — the surgeon may decide I’m fine, no need to appeal and then if we do appeal then we resubmit and we go through this education process with the case manager basically aim to make them aware that this is not a experimental technology, there is actually a 510(k) involved they’ve been doing the procedure. They provide operative notes and these appeals could take three or four or more months to go through, so we’ve had a handful of them come through and we like the trend we’re seeing right now with the appeal process.
Now, our hope is and goal is that with these case managers once you’ve appealed this 01 95 code maybe once or twice. They then recognize it and not every submission is going to require appeal. They’ll apply a reimbursement to it and we move on. In the case, where we’ve had continued denials even upon appeal, in that case our approach is to directly approach the payer.
Now, we’ve only performed this measure a couple of times. We’ll be doing more of this as we go forward. We put together a tech assessment package that’s a complete package of clinical data again the appropriate 510(k) clearances and then with a surgeon or two who are in that market who have treated patients and utilized this technology, we approach the medical director we will approach the medial director and basically state our case. What’s important here is that this gives us the opportunity to kind of pile on a little bit with the real benefit of this operation from — the financial benefit which is below complication rate. We have some very good data in almost all the markets today that actually looks at complication rates by hospitals. And so we can take our complication data and then apply an actual cost to that. So part of this process will take advantage of it to give this private payors kind of a more global view of the economic impact of this operation on them. Like I like said, we have done this couple of times successfully. And as we get denials that we can’t work through the appeal process, we will be more aggressive with those payors and this approach.
And then lastly, point number four is the category 1 code. And that starts with the society support. We have reached out to NASS who started all of this by putting us into a category 3 code. And we will start working with NASS and our surgeon users to gain their support in submitting for an actual category 1 code. That’s a longer term objective. But we started that process and may be on later calls I can apprise you as to where we are and may be assign of better timetable for that.
Q — Matt Miksic
Okay. That’s sounds — that’s very helpful. And then with these — remind us again the number of surgeons that we are talking about, if you comfortable talking about round numbers, how many folks slowed down and maybe how many folks has picked up? I am assuming there is couple of other folks you may not get anywhere near to where they were before for a variety of reasons. But what — where are you maybe in terms of just that number of surgeons?
A — Richard Randall
Well, I don’t have a finite number, but on the last call we talked about and I mentioned here that we had a roughly 100 cases. And those 100 cases were — there were a number of two or three large users who dropped off who fortunately now are — some of them were starting to move back into the operation. And then an assortment of earlier stages users who had individual denials or whatever and, so I don’t have a finite number. But if I were to provide one, I think it’s in the — I don’t know 15, 20 surgeon range. In some — when we assembled our regional managers, there were some regions that we — where we literally saw no effect. So again this was very much a regional issue, somewhat I think exacerbated by regional focus on the part of — of some of our competitors.
Q — Matt Miksic
Right. And then heading into Q3 what are some of — as you look at those to 7.4, 7.9 range, if I back into what your — telling us here about the fourth quarter would suggest that you are in the sort of $9 million range — 8 — high 8, low $9 million range for Q4. I mean what are some of your assumptions on which you would base that guidance if you could give us a sense of what you are thinking and how things will go in the second half here.
A — Mike Luetkemeyer
Matt, this is Mike. The thinking going into the third quarter guidance is obviously historically the third quarter has been our seasonally weak quarter. And we’ve put a little wider range on it this time. So normally if we hadn’t stepped into this reimbursement issue, we would guide third quarter flat to maybe slightly down. And the reason we guided down as we had further — put a little bit of wider range on it is because we understand that reimbursement issues that we’re working through a one month or a one quarter set of issues, that it’s a longer term solution and that its going to take some time to work through it. Now in the fourth quarter, we normally have a nice strong fourth quarter and usually a good strong following first quarter. People are back from vacation. Europe comes back online. Normally, case volume begins to pick-up in September. And then October, November, and December, fourth quarter is a good quarter for us. So, that’s kind of — the thinking is that we think we’ll have had more time to work though of these reimbursement issues, we’ll have had more time in the field to deal with more doctors, who’ve had issues, had a little more experience in the appeal process and the fourth quarter is historically a strong quarter for us anyway. So, we would guide flat to down in the third quarter, but we have a little more risk associated with the third quarter of this year because we’re continuing to work through the reimbursement issues. Fourth quarter is historically strong quarter and we’ll have more time to have experience and have worked through more of those reimbursement issues in the fourth quarter.

Q — Matt Miksic
Okay. And then finally, Mike on the projected loss, sort of keen— the topline is obviously coming in just a little because of the problems that you talked about that the loss also appears to be coming in a little, where are you seeing things I guess going better and having more success in terms of moving the loss lower?
A>: Mike Luetkemeyer
Well, Matt, as the revenue growth has slowed down and Rick mentioned this in the script, while our goal is still to get to 80 direct reps in the field. We’re not going to hold ourselves to that year-end 80 number any longer. We’re going to fill those slots as appropriate in the marketplace when we feel we have the support to — in that part of the market to fully engage those reps. And we as a management team have seen the growth slow and so we’re just trying to be a prudent management team and conserve our cash. And cut down on some of the expenses that we had planned given growth on a more normal trajectory and so we’re just beginning to focus on expenses a bit more. We’re beginning to — want to conserve cash because we really don’t know how long it’s going to take to fully work through the reimbursement issues. And to gain, as Rick said a Code1 CPP code. So we’re just trying to be prudent managers of our resources.
Q — Matt Miksic
Fair enough. All right. Well, thanks again for the taking questions. I’ll let some other folks hop in here.
A — Mike Luetkemeyer
Thanks, Matt.
Operator: Our next question comes from Doug Schenkel with Cowen.
Q — Doug Schenkel
Hey, good afternoon guys.
A — Mike Luetkemeyer
Hi, Doug.
A — Richard Randall
Hey, Doug.
Q — Doug Schenkel
Thanks for spending as much time as you have on the reimbursement challenge. I just want to try to clarify one part of this that I don’t think I completely understand and I apologize if I’m just completely missing it. But maybe you can just indulge me for a minute. I think you said that you lost 100 cases in the quarter to reimbursement challenges, at least that’s your estimate. But I want to know is it right to assume some of these procedure were lost and practices where — there are surgeon who had previously been getting reimbursed without challenge.
A — Richard Randall
I think that’s where we saw our biggest impact, again, when we polled our regional mangers and where we looked at it almost on an account by account basis. We saw that the largest impact was from the surgeons who have been doing this operation for some time and they were getting very robust reimbursement. And so they were challenged by seeing any pay cut, so to speak with the new code. In addition — it’s an issue in some cases with these more complex operations, for instance when you combing XLIF with, AxiaLIF, we’d like to, we’d actually like to appeal every one of these. But some of these surgeons are pretty liberal in their overall coding, beyond AxiaLIF. And then they’re a little reluctant to go to appeal. They don’t want to open up the proverbial reimbursement kimono. And so we — some of those folks we’ve had to remind some of them that if they replace this operation with another operation, it’s going to double the time it takes them to do the operation. So when you look at it from pay rate standpoint, think about the patient benefit. So we’re seeing some of these surgeons come back on board. And obviously as we, either through them or other surgeons, can work through this appeal process, our goal is to just get them back to where they were originally. As you inferred, the newer surgeons, it’s been less of an issue.
Q — Doug Schenkel
Okay. That’s helpful because I just want to make sure that this is purely a function of folks just having some challenges working through the new crosswalk issue which, it sounds like that is. It doesn’t sound like you lost existing surgeons for the most part, because of marketing noise or anything like that. It’s just, you just got to get out there and get these guys to code the right way.
A — Richard Randall
Right. And not use the T code in a pre-authorization setting. That’s equally as important. I don’t think we fully understood that when we were on the last call. But that cost us some cases as well.
Q — Doug Schenkel
Okay. And then, just turning to the number of surgeons trained in the quarter, I think this was a bit down from what we’ve seen over the last several quarters, maybe going back even to the beginning of last year. You said a few times that the impact of the economic downturn hasn’t been that material when it comes to procedure volumes, but is it possible the economy is impacting your ability to train surgeons or once the slowdown in this quarter really a function of reimbursement or maybe a change in focus towards getting existing surgeons trained them too well. Could you help us understand what’s going on there?
A — Mike Luetkemeyer
Doug, this is Mike. The training of new docs in the second quarter fell-off from 85 in the first quarter to 70 in the second quarter. It really didn’t have anything to do with focusing more resources on training, existing docs on the two level.
We are staffed up to be able to do that. My sense is that the noise in the marketplace probably down in the conversion of new docs a bit because of the concern and the confusions surrounding reimbursement.
The economy may have played some part in there, but I wouldn’t blame the economy. I think concern about being reimbursed for the procedure and not understanding what the implications of that were could have slowed down some of the new docs coming in to be trained.
And that’s an education process that we are tackling head on to get out there and to educate docs and their billers about the right way to bill and if you bill it properly, you will be paid.
Q — Doug Schenkel
Okay. That’s helpful. And one more and this is a follow-up to Matt’s earlier question about cost management where you guys are obviously a bit ahead of plan. Longer term is the right way to think about your cash flow breakeven on a revenue basis still about $80 to $100 million, any change in that based on how cost are tracking?

A — Mike Luetkemeyer
Okay. The way I’ve always thought about it is on a quarterly basis where we do somewhere in the $20 to $25 million range in revenue, we should cross over breakeven.
Q — Doug Schenkel
Okay. And...
A — Mike Luetkemeyer
So that’s hasn’t changed.
Q — Doug Schenkel
Okay. Thanks a lot, guys.
A — Mike Luetkemeyer
Thank you.
Operator: Next question is from Vincent Ricci with Wells Fargo Securities 37:32.
Q
Hi, guys.
A — Richard Randall
Hi, Vince.
Q
So first question, if I back into — kind of picking back off of Matt’s question, if I back into your guidance, it implies the fourth quarter you’re seeing nine to 16% growth. If I take your present ASP, I basically lop off another percent for price. So we’re talking about underlying volume growth rate of about 8 to 15%. And even if I add back your 100 procedures that you lost, I mean, we’re talking about 11 to 18% on volume basis. So I guess my first question is from our perspective, that’s significant slowing on the volume side, well ahead of what we would have expected. I understand there’s a reimbursement issue here. But at the same token, I mean from our perspective, should we be thinking about the market differently than we have been?
A — Mike Luetkemeyer
I don’t think you should be thinking about the market any differently than you have been. I think if anything, minimally invasive procedure volume is picking up and gaining traction as a portion of the total market. I think what you’re seeing here is we have some uncertainty we’re dealing with. As I said earlier the reimbursement issue was not a one month or a one quarter lift. It’s a more chronic problem that we’re going to have to work through and it’s going to take a quarter or two or three to work through. And we’re trying to be prudent and conservative given that uncertainty and the guidance that we’re giving, but we still expect an uptick in the fourth quarter.
Q
Okay. And — don’t take it the wrong way, we definitely appreciate the conservativeness. But I mean if I also look over at your international procedure volumes — and I realize international is not a focus — but they are down year-over-year now. There is not a reimbursement issue there to the best of our knowledge. What are we looking at there?
A — Richard Randall
The issue outside the U.S. is actually the — and I think we talked about this a little bit on the last call — is the conversion in Germany from a distribution model to a direct selling model has not gone as smoothly as we would have liked. We let the contract with the distributor that we had in Germany lapse and we expect to be able to convert a significant percentage of the surgeons that were customers of that distributor to be direct customers of ours. And it turns out the relationships between those surgeons and that distributor were pretty strong in that country. And it slowed down our conversion process in Germany and we’ve had to basically go back and start over building the business in Germany. And that is the, obviously largest economy in Germany with the largest potential, but we’ve had to start over and that’s primarily the reason for the case volume drop-off year-over-year.
Q
Okay. Definitely I appreciate that color. From that perspective then, clearly you can’t set aside the reimbursement issue, but you’re talking about minimally invasive growing faster than the market so to speak. So what should we think about as a sustainable growth rate for say, two to three years?
A — Mike Luetkemeyer
If we get through this — when we work our way through this reimbursement issue I think we should see strong double-digit growth for the next several years.
A — Richard Randall
Yeah.
Q
Yeah. Okay. Also, you guys mentioned about the technology acquisition, can you talk to us a little bit about that?
A — Richard Randall
Sure. Vince, I’ll talk to you very little about it. No offense, the — we had an opportunity early in the year. It came to us to license and develop a novel percutaneous fusion technology that addresses L4, L5 and above. And when we saw it again, it was really an opportunity that came our way and we felt that it was kind of custom fit to our needs and frankly, Vince, as we do more patients and treat more patients and get more involved with these complex spine patients, these longer segment patients, we see a real synergy with using TranS1,at the bottom and something else up above. And right now that something else is somebody else’s product. More often, it’s kind of DLIF for an XLIF type approach. And so like any emerging market, that creates opportunities. And we see some opportunities with the existing combination of TranS1 and XLIF, or DLIF that could — some real issues that could be remedied and a procedure that could be made a lot easier and perhaps a lot better and I’ll kind of leave at that.
I think this technology — we’ve never tried it on humans. We’re developing it. But over the next couple of years, I think we should be able to see this technology, if it works and we prove it clinically, really impact the way you minimally invasively treat thoracic lumbar problems percutaneously and obviously a minimally invasive approach. And I’ll leave it at that. You got a lot out of me, Vince.

Q
Okay. Last quick question. In terms of the reimbursement, the way different physicians have approached it, have you seen a difference between the way neurosurgeons are reacting versus orthopods?
A — Richard Randall
Good question. Not really. I don’t think there’s been any differentiation there at all, no. But that does, it does trigger a thought. I came back from IMAST kind of excited because this complex spine workshop, you and I have talked about this in the past Vince. Our most difficult customer historically has been the orthopedic surgeon. The neurosurgeon for a variety of reason has been more open generally to this approach. Although, our numbers show that we have almost an equal number of orthopedic surgeons, but we need to drag them in more than — the other guys kind of get there earlier and easier. I really was pleased that IMAST complex spine is more in the domain of the orthopod and I think for the first time we have an elevated clinical need that we’re addressing with this technology and it is refreshing to see the orthopedic surgeon community at that workshop and that’s why we are spending a lot of time with our reps right now on that customer and on that disease stage which just had a Director of training in here today and we’re putting modules together on this.
Finally we have something that I think is a good lead discussion that fills an unmet clinical need that the orthopedic surgeon has. So its not the answer to your question but the orthopedic neurosurgeon question kind of created that thought.
Q
Okay. Great. And I appreciate that. Thanks for taking my questions.
A — Richard Randall
Thank you.
Operator: Next we’ll hear from Jan Wald with Noble Financial.
Q
Good afternoon. This is actually Celine in for Jan Wald. lot of good questions so far this afternoon. I was hoping you could speak to some market opportunity in the complex scoliosis?
A — Richard Randall
Yes, Jan, we’re doing some work on that now. I couldn’t — you are not Jan. we’re doing work on that opportunity now, I don’t have any definitive numbers. The adult scoliosis or the adult deformity markets hard to measure because it really is an emerging market.
As you may know, in the past open procedures have not — those patients have not done well. These are patients who are typically in their 60s and beyond I mean its not uncommon to see 80 year old patients being treated and this a late onset problem and it’s a very painful problem and the — the older patients just generally don’t do well with big operations. I like to say — I don’t like to say but the reality is its kind of the beginning of the end of their life when you have a big operation at that age.
However these minimally invasive techniques XLIF, DLIF, TranS1 have reduced the blood loss to the point and the tissue damaged to the point where we are now finding in near the nerves cases over the last three years. If shown that they can correct these deformities and get immediate relief and these patients do well and their survival rates are long. So it’s an emerging market. It’s one that’s hard to measure but obviously it’s a rapidly growing area.

Now the Scoliosis market as young women typically have their Scoliosis corrected early on in life — later on in life. The increased pressures on the lower part of the spine that are not fused are caused more rapid degeneration. So they typically fail, L4/L5/S1 and these patients have had some pretty serious operations through the back. So it’s nice to have a minimally invasive alternative that allows you to go into the spine and basically shore that area and the added fixation that we create with the center rod along with the posterior pedicle screws creates fixation that they have never been able to duplicate through any other construct. They used to do a very wide open surgery and actually spread these screws and rods out to the sacral. We eliminate all of that. So there are — there is a pent-up demand of patients who are treated years ago who now experience this problem and now we are starting on the revision basis to capture some of that market. So again this is an area now that we are actively going to go back to the these surgeons who typically don’t treat straight up low back pain patients where we’ve built our business and that we can expand our business with these folks in mind.
Q
Okay. So would it be correct to say that there has been a few patients — the handful or two, but that are these women who have had Scoliosis surgeries early on that have been treated, but now there is the opportunity to reach out some more?
A — Richard Randall
Yes, yes.
Q
Okay, thank you. That’s very informative. I will hop back in the queue.
A — Richard Randall
Okay.
Operator: And with no further questions in the queue. At this time I would like to turn the conference back to Mr. Randall for any additional and closing remarks.
Rick Randall, President & Chief Executive Officer
Thank you. Let me close by thanking all of you for taking the time to join us on our call today. Based on what we are seeing in the market, I remain very optimistic about the future of MIS spine surgery and outstanding applications in this market. Despite our near term challenges in the reimbursement landscape I continue to believe that our procedure’s clinical benefits and favorable economic profile will make us a major part of the long-term success of the MIS revolution.
Additionally I remain encouraged by data like what we saw on the usage of our procedure in complex spine cases where the unique aspects of our procedure can truly provide differentiated clinical benefits. We sincerely appreciate your interest in TranS1 and look forward to updating you on our next call. Thank you.
Operator: Once again ladies and gentlemen that does conclude our call today. We thank you for your participation.